Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Additional Leadership Changes;
Keith Hainer Taking On Operational Management As Paul Vining Departs

BRISTOL, VA, (January 12, 2015) – Alpha Natural Resources, Inc. (NYSE: ANR) announced today that President Paul Vining will be resigning his position with the company effective January 31 to accept a CEO position with a Cline Group affiliate that will be focused on the acquisition and operation of coal mines outside the United States. Upon Vining’s departure, Executive Vice President and Chief Commercial Officer Brian Sullivan, and newly appointed Executive Vice President, Mining Operations Keith Hainer, will take on expanded responsibilities within the company. Both Sullivan and Hainer will report directly to Alpha’s Chairman and CEO Kevin Crutchfield.

“Paul has been an asset and leader for a number of coal companies throughout his career and the same was true at Alpha. We are grateful for Paul’s three and-a-half years of service and wish him success in his new international venture,” Crutchfield said.

A member of Alpha’s Management Committee since September 2012, Sullivan will continue in his current role, but with additional management responsibilities over Alpha’s expanding natural gas commercial enterprise and extensive land holdings.

Also joining the Management Committee, Hainer has been promoted to executive vice president, mining operations and will oversee operational management of Alpha’s 60 affiliated coal mines throughout Virginia, West Virginia, Pennsylvania, Kentucky, and Wyoming. Hainer’s most recent role at Alpha was senior vice president, operations excellence and idle mines for a key Alpha subsidiary, a position he has held since 2012. Previously, he served as vice president, asset engineering. Prior to joining Alpha in 2011, Hainer held a number of positions in engineering, maintenance and production with Massey Energy. He began his mining career at Shell Mining in 1989, at Marrowbone Development. Hainer holds a bachelor of science degree in physics from Marshall University, a bachelor of science degree in electrical engineering from West Virginia Institute of Technology, and both a master of science degree in engineering and an MBA from Marshall University. He is a professional engineer and has significant mining and operational experience obtained while working at both and underground and surface mining operations throughout his career.

“Both Brian and Keith have deep experience with a proven track-record of success at Alpha, and we are confident they will be successful in their expanded roles,” Crutchfield said. “As Alpha and the broader industry continue to navigate challenging market conditions, the infusion of talent from next-generation coal mining leaders like them will strongly guide our path forward and help us advance our business.”

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Consistent with its Running Right process, Alpha is committed to being a leader in mine safety and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website (www.alphanr.com).

Media Contact
Steve Hawkins
276-285-2037
shawkins@alphanr.com

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